Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 o: 206.883.2500 f: 206.883.2699

November 20, 2024

Palladyne AI Corp.

650 South 500 West, Suite 150

Salt Lake City, Utah 84101

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Palladyne AI Corp., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of up to 3,220,805 shares of the Company’s common stock, $0.0001 par value per share (the “Warrant Shares”) that are issuable upon exercise of outstanding warrants (the “Warrants”) to purchase the Company’s common stock, pursuant to the Registration Statement on Form S-1 filed on November 20, 2024 (the “Registration Statement”).with the Securities and Exchange Commission (the “Commission”)

We have examined originals or copies of the securities purchase agreements, dated as of October 31, 2024, by and among the Company and certain purchasers, pursuant to which the Warrants were issued, the form of Warrant, the Registration Statement and the prospectus that forms a part thereof related to the resale of the Warrant Shares. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, and (iv) the legal capacity of all natural persons.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that the Warrant Shares have been duly authorized by the Company and, when issued and delivered by the Company upon exercise thereof in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

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Palladyne AI Corp.

November 20, 2024

For purposes of our opinion in paragraph 4, we have assumed that (i) the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Company’s common stock.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement, any Prospectus Supplement, and in any amendment or supplement thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation